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     Because  the  electronic  format  of filing  Form  N-SAR  does not  provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:





     Evergreen Ultra Short Opportunities Fund

                  72DD              73A              74U               74V


                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A      4,529,823         0.39             12,506,179        9.93


     Class B      572,533  0.32             2,018,764         9.93


     Class C      3,910,056         0.32             11,602,887        9.93


     Class I      12,096,314        0.42             38,436,168        9.93